Exhibit A

THIRD AMENDMENT TO AMENDED AND RESTATED
CERTIFICATE AND AGREEMENT OF LIMITED PARTNERSHIP OF
300 BROADWAY ASSOCIATES

This Third Amendment to Amended and Restated Certificate and Agreement of Limited Partnership (the "Amendment"), effective as of January 1, 2006 (the ,Effective Date"), is entered into by Jenks School Corp., a Rhode Island corporation, Thomas P. Dimeo and Lorraine S. Dimeo (collectively, the "General Partner"); Broadway Limited Partner, LLC, a Rhode Island limited liability corporation (the "Incoming Limited Partner"), and Real Estate Associates Limited Ill, a California limited partnership (the "Withdrawing Partner"), with reference to the following facts:

A.

300 Broadway Associates, a Rhode Island limited partnership (the "Partnership"), was formed as a limited partnership pursuant to the filing of a certificate of limited partnership with the Rhode Island Secretary of State on October 27, 1981.

B.

The parties hereto, being all of the partners of the Partnership, desire to enter into this Amendment to provide for, among other things (i) the withdrawal of the Withdrawing Partner from the Partnership, (ii) the admission of the Incoming Limited Partner into the Partnership in the place and stead of the Withdrawing Partner, and (iii) other amendments to the Amended and Restated Certificate and Agreement of Limited Partnership of the Partnership, dated as of October 29, 1981, as amended (the "Amended Partnership Agreement"), as set forth herein.

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Amended Partnership Agreement is hereby amended as follows:

1.

Capitalized terms used herein have the same meanings as set forth in the Amended Partnership Agreement, unless specifically defined herein.

2.

The Withdrawing Partner withdraws from the Partnership and acknowledges that it has no further interest therein.

3.

All Profits, Losses, Cash Flow, Sale or Refinancing Transaction Proceeds and other Partnership assets allocated or to be distributed to the Withdrawing Partner shall be allocated or to be distributed to the incoming Limited Partner.

4.

This Amendment may be signed in any number of counterparts, each of which shall be an original for all purposes, but all of which taken together shall constitute only one agreement.

5.

The Partners shall execute and deliver such further instruments and do such further acts and things as may be reasonably required to carry out the intent and purposes of this Amendment.

Except as set forth above, all of the terms and provisions of the Amended Partnership Agreement remain unmodified and in full force and effect.

IN WITNESS WHEREOF, this Amendment has been duly executed as of this day of May, 2006.

GENERAL PARTNERS:

Jenks School Corp.,

a Rhode Island corporation

By:

/s/Thomas P. Dimeo

Thomas P. Dimeo

Its President

/s/Thomas P. Dimeo

Thomas P. Diemo

/s/Lorraine S. Dimeo

Lorraine S. Dimeo

INCOMING LIMITED PARTNER:

BROADWAY LIMITED PARTNER, LLC

A Rhode Island limited liability corporation

By: /s/T. Paul Dimeo, Jr.

      T. Paul Dimeo, Jr.

Its Managing Member

(Signatures continued on next page)

WITHDRAWING PARTNER:

REAL ESTATE ASSOCIATES LIMITED III,

a California limited partnership

By National Partnership Investments Corp., a California corporation, its General Partner

By:   /s/Brian Flaherty

      Brian Flaherty

Its:  Vice President